Exhibit 3

SECURITIES PURCHASE AGREEMENT

           THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of November 28, 2001 (the “Effective Date”) by and between Gunther International Ltd., a Delaware corporation (the “Company”), and Gunther Partners, LLC, a Delaware limited liability company (“Gunther Partners”). Except as otherwise indicated herein, capitalized terms used herein are defined in Article VII hereof.

RECITALS:

           A. The Company and Gunther Partners, among others, are parties to a certain Recapitalization Agreement, dated as of June 25, 2001 (the “Recapitalization Agreement”).

           B. Pursuant to Section 2 of the Recapitalization Agreement, Gunther Partners purchased from the Estate of Harold S. Geneen (the “Estate”) (i) 919,569 shares of the common stock, par value $.001 per share, of the Company (the “Estate Shares”) and (ii) promissory notes of the Company in the aggregate principal amount of $1,851,168.75 (together with all interest accrued thereon, the “Estate Notes”) for an aggregate purchase price of $637,935.35.

           C. The Rights Offering contemplated by Section 1 of the Recapitalization Agreement was consummated on November 21, 2001.

           D. Accordingly, the Company now desires to purchase from Gunther Partners, and Gunther Partners desires to sell to the Company, the Estate Shares and the Estate Notes (collectively, the “Securities”) on the terms and conditions set forth in this Agreement.

           NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF SECURITIES

           1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), the Company agrees to purchase from Gunther Partners, and Gunther Partners agrees to sell to the Company, the Securities. The aggregate purchase price for the Securities shall be $637,935.35 (the “Purchase Price”), $500,000 of which shall be attributable to the purchase and sale of the Estate Notes and $137,935.35 of which shall be attributable to the purchase and sale of the Estate Shares.

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           1.2 Closing

                (a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Murtha Cullina LLP located at CityPlace I, 185 Asylum Street, Hartford, Connecticut, on November 28, 2001 (the “Closing Date”) (so long as all conditions to the obligations of the parties to consummate the transactions contemplated hereby have been satisfied or waived), or at such other time and location as is mutually agreed upon by the Company and Gunther Partners.

                (b) At the Closing, Gunther Partners will deliver to the Company the following:

                      (i) the certificate or certificates evidencing and representing the Estate Shares, duly endorsed for transfer to the Company,

                      (ii) the original copies of the Estate Notes, duly endorsed for transfer to the Company, and

                      (iii) such other documents or instruments as may be reasonably requested by the Company to transfer to the Company good title to the Securities.

                (c) At the Closing, the Company shall deliver to Gunther Partners a certified check or bank draft in the amount of the Purchase Price, or if requested by Gunther Partners, the Company will wire transfer the Purchase Price to an account designated by Gunther Partners.

ARTICLE II
CONDITIONS TO CLOSING

           2.1 Conditions to Gunther Partners' Obligations. The obligation of Gunther Partners to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

                (a) the representations and warranties set forth in Article III herein and made by the Company elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto shall be true and correct in all material respects at and as of the Closing Date as though then made and as though references to the Closing Date were substituted for references to the date of this Agreement;

                (b) the Company shall have performed and complied in all material respects with each of the covenants and agreements required to be performed by it under this Agreement prior to the such Closing;

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                (c) all proceedings to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents, required to be delivered by the Company to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Gunther Partners; and

                (d) all governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby, if any, shall have been duly made and obtained and all waiting periods will have expired on terms reasonably satisfactory to Gunther Partners.

Any condition to the obligations of Gunther Partners in this Section 2.1 may be waived by Gunther Partners in its sole discretion.

           2.2 Conditions to the Company's Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

                (a) the representations and warranties set forth in Article IV herein and made by Gunther Partners elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto shall be true and correct in all material respects at and as of such Closing Date as though then made and as though references to the Closing Date were substituted for references to the date of this Agreement;

                (b) Gunther Partners shall have performed and complied in all material respects with each of the covenants and agreements required to be performed by it under this Agreement prior to the Closing; and

                (c) all proceedings to be taken by the Gunther Partners in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents, required to be delivered by Gunther Partners to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

                (d) all governmental filings, authorizations and approvals that are required for the consummation of the transaction contemplated hereby, if any, shall have been duly made and obtained and all waiting periods will have expired on terms reasonably satisfactory to the Company other than those filings, authorizations or approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Any condition specified in this Section 2.2 may be waived by the Company in its sole discretion.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           As a material inducement to Gunther Partners to enter into this Agreement, the Company hereby represents and warrants to Gunther Partners, as follows:

           3.1 Authorization of the Transaction. The Company has full corporate power and authority, and has obtained all approvals and consents required to enter into, execute and deliver this Agreement, and to perform fully its obligations under this Agreement. The Board of Directors of the Company has duly approved this Agreement and has duly authorized the execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated hereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

           3.2 Organization; Due Execution and Delivery. The Company is a corporation duly organized, validly existing and in good standing in the State of Delaware, is qualified to do business in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the Company and has the corporate power and the corporate authority to own and operate its properties and to carry on its business as now conducted. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

           3.3 Absence of Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby do not and will not (a) conflict with or result in a breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any lien, security interest, charge or encumbrance under, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of the restated certificate of incorporation or bylaws of the Company, as amended, or any indenture, mortgage, lease, license, loan agreement or other agreement or instrument to which the Company is bound or by which the Company is affected, or any law, statute, rule or regulations or any judgment, order or decree to which the Company is subject.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GUNTHER PARTNERS

           As a material inducement to the Company to enter into this Agreement, Gunther Partners hereby represents and warrants to the Company, as follows:

           4.1 Authorization of the Transaction. Gunther Partners has full corporate power and authority, and has obtained all approvals and consents required to enter into, execute and

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deliver this Agreement, and to perform fully its obligations under this Agreement. No other corporate proceedings on the part of Gunther Partners are necessary to approve and authorize the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby.

           4.2 Organization; Due Execution and Delivery. Gunther Partners is a limited liability company duly organized, validly existing and in good standing in the State of Delaware, is qualified to do business in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect and has the corporate power and the corporate authority to own and operate its properties and to carry on its business as now conducted. This Agreement has been duly executed and delivered by Gunther Partners and constitutes a valid and binding agreement of Gunther Partners, enforceable against Gunther Partners in accordance with its terms.

           4.3 Absence of Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in a breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of the articles of organization or the operating agreement of Gunther Partners or any agreement or instrument to which Gunther Partners is bound or by which it is affected, or any applicable law, statute, rule or regulation or any judgment, order or decree to which Gunther Partners is subject.

           4.4 Title. Gunther Partners is the owner of the Securities, free and clear of all liens, claims and encumbrances of any nature whatsoever created by Gunther Partners. At the Closing, the Company will receive good title to the Securities, free and clear of any liens, claims and encumbrances created by Gunther Partners.

           4.5 Receipt of Information. Gunther Partners confirms that (a) it has been given the opportunity to examine all relevant documents and to ask questions of, and to receive answers from, the Company concerning the Company, the Securities and the transactions described in this Agreement, and (b) it has relied on publicly available information and its own knowledge or the advice of its own counsel, accountants, or advisors with regard to the legal, tax, and other considerations involved in the transactions described in this Agreement; and no representations have been made to Gunther Partners concerning the Company or its business or prospects, or other matters, except as set forth in this Agreement or the Standby Purchase Agreement by and between the Company and Gunther Partners dated as of October 24, 2001.

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ARTICLE V
TERMINATION

           5.1 Termination. This Agreement may be terminated at any time prior the Closing:

               (a) by mutual written consent of Gunther Partners and the Company; or

               (b) by either of Gunther Partners or by the Company if there has been a material misrepresentation or breach on the part of the other party to this Agreement, if such breach is not cured within ten (10) days after receipt of notice of such breach from the non- breaching party.

           5.2 Effect of Termination. In the event of termination of this Agreement by either Gunther Partners or the Company as provided above, this Agreement will forthwith become void and there will be no liability on the part of any party hereto to any other party hereto or its shareholders or directors or officers in respect hereof, except that nothing herein will relieve any party from liability resulting from any breach of this Agreement prior to such termination.

ARTICLE VI
COVENANT

           6.1 Transfer of Securities. During the term of this Agreement, Gunther Partners shall not sell, convey, assign, pledge or otherwise transfer the Securities except as contemplated herein.

ARTICLE VII
DEFINITIONS

           7.1 “Material Adverse Effect” shall mean (i) a material adverse change in (A) the business, assets, earnings, operations, prospects, or customer, supplier, employee or sales representative relations, or financial or other condition of the specified Person, taken as a whole, or (B) the specified Person's ability to pay or perform its obligations in accordance with the terms thereof, or (ii) the existence of any action or proceeding by or before any court or government body wherein an unfavorable judgment, decree, injunction or order would prevent the carrying out of this Agreement or the transaction contemplated by this Agreement or cause such transaction to be rescinded.

           7.2 “Person” means any individual, sole proprietorship, partnership (including a limited partnership), joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, limited liability company, joint stock company, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department

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thereof) or other business entity.

ARTICLE VIII
MISCELLANEOUS

           8.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that, any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by each of the Company and Gunther Partners. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

           8.2 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by a party without the prior written consent of the other party, except in accordance with operation of law.

           8.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

           8.4 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

           8.5 Headings; Interpretation. The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement. Whenever the term “including” is used in this Agreement (whether or not the term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of one or more items or matters, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, such items or matters.

           8.6 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

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           8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

           8.8 Governing Law. THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF CONNECTICUT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF CONNECTICUT OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CONNECTICUT.

           8.9 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and assign any rights or remedies under or by virtue of this Agreement.

           8.10 Costs and Expenses. Each of Gunther Partners and the Company agree to pay on demand all reasonable costs and expenses of the other party (whether plaintiff or defendant), including the reasonable fees and out-of- pocket expenses of counsel for such other party in connection with the enforcement of any breach of this Agreement, if such other party is the prevailing party in such enforcement action.

           8.11 Nondisclosure. Neither the Company nor Gunther Partners shall issue any press release or make any other public disclosure (including disclosure to public officials) with respect to this Agreement or the transactions contemplated by this Agreement, except as required by law, without the prior approval of the other party, which approval shall not be unreasonably withheld; provided, that either party may, if considered necessary by its counsel to fulfill its obligations as a publicly traded corporation, respond to inquiries and issue such releases as it considers necessary and appropriate, if it notifies the other party in advance of the substance of such proposed response or proposed release and gives such party reasonable opportunity for comment prior to such response or release.

[Signature Page Follows]

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           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GUNTHER INTERNATIONAL LTD.
By:	/s/ Marc I. Perkins

	Name: Title:	Mark I. Perkins President/Chief Executive Officer

GUNTHER PARTNERS, LLC
By:	/s/ Thomas J. Tisch

	Name: Title:	Thomas J. Tisch Manager

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